Exhibit 5

November 7, 2018

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, CA 95814

Re:	Bank of Commerce Holdings Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special California counsel to Bank of Commerce Holdings, a California corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the up to 1,834,173 shares of the Company’s common stock, no par value per share (the “Company Shares”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 4, 2018, by and between the Company and Merchants Holding Company, a California corporation.

In connection with this opinion, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. In such examination, we have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to originals of all documents submitted to us as certified or photostatic copies, (c) the legal capacity of all natural persons and (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates examined by us.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Company Shares to be issued by the Company pursuant to the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of California, and we express no opinion with respect to the laws of any other jurisdiction.

Bank of Commerce Holdings, Inc.

November 7, 2018

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Certain Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Boutin Jones Inc.

Boutin Jones Inc.